Exhibit 3.1

ARTICLES OF INCORPORATION OF SOUTHERN FINANCIAL BANCORP, INC.

ARTICLE 1

Name
The name of the corporation is Southern Financial Bancorp, Inc.

ARTICLE II

CAPITAL STOCK

Paragraph A.    The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

	Number of Shares	Par Value
Common Stock	5,000,000	$0.01
Preferred Stock	1,000,000	$0.01

Paragraph B.    No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

Paragraph C.    The Holders of Common Stock shall, to the exclusion of the holders of any others class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of Common Stock shall have one vote for each share of Common Stock held by them. Except as may be set forth in an articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph D.    Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law and the Commission shall have issued a certificate of amendment.

ARTICLE III

INDEMNIFICATION AND LIMITS ON LIABILITY OF DIRECTORS AND OFFICERS

Paragraph A.  The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

Paragraph B.    The Corporation shall not indemnify a Director or Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances. The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the Director or Officer is not entitled to indemnification under this Article III.

Paragraph C.    Expenses incurred by a Director or Officer in a Proceeding shall be paid by the Corporation in advance of the final deposition of the Proceeding if:

1.  The Director or Officer furnishes the Corporation a written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III.

2.  The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article Ill; and

3.  A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

Paragraph D.    The indemnification provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

Paragraph E.    The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

Paragraph F.    The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer. The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

Paragraph G.    To the full extent that Virginia law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors and Officers, a Director or Officer shall not be liable to the Corporation or its shareholders for any monetary damages in excess of one dollar.

Paragraph H.    In this Article III:

“Director” means an individual who is or was a director of the corporation or an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes the estate or personal representative of an officer. Except as set forth above, “Officer” does not include officers of corporations controlled by the Corporation.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a Proceeding.

“Party” includes an individual who was, is, or is threatened to be made a defendant or respondent in any Proceeding.

“Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE  IV

DIRECTORS

Paragraph A.    Except as otherwise fixed by any articles of amendment by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

Commencing with the first shareholders’ meeting at which directors are elected, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, with each class to hold office until its successor is elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Paragraph B.    Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

Paragraph C.    Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of director in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decreases in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE  V

BYLAW AMENDMENTS

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

ARTICLE VI

SPECIAL VOTING PROVISIONS

Paragraph A.    An amendment to the Articles of Incorporation of the Corporation shall be approved if:

1.  A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

2.  Unless such action shall have been approved by at least two-thirds of the directors who are Continuing Directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation’s Common Stock vote in favor of such action.

Paragraph B.    Subject to the right of holders of any series of Preferred Stock to elect directors under specified circumstances, any director may be removed from office with or without cause, but only if at least two-thirds of the votes cast on such action are cast in favor of such action.

Paragraph C.    Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property, otherwise than in the usual and regular course of business, shall be approved if:

1.  A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

2.  Unless such action shall have been approved by at least two-thirds of the directors who are Continuing Directors, at least two-thirds of the issued and outstanding shares of the Corporation’s Common Stock vote in favor of such action. This Paragraph C shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

Paragraph D.    For purposes of these Articles of Incorporation an abstention or failure to vote shall not be considered a vote in favor of or opposing any particular action.

Paragraph E.    For purposes of this Article VI, a Continuing Director is (i) any individual who is an initial director named in these Articles of Incorporation, or (ii) any individual who has been elected to the Board of Directors of the Corporation at an annual meeting of the stockholders of the corporation more than one time or (iii) any individual who was elected to fill a vacancy on the Board of Directors and received the affirmative vote of a majority of the Continuing Directors then on the Board of Directors and thereafter elected to the board of Directors at an annual meeting of the stockholders of the Corporation at least one time.

ARTICLES OF AMENDMENT OF SOUTHERN FINANCIAL BANCORP, INC.

(a)  The name of the Corporation is Southern Financial Bancorp, Inc., hereinafter referred to as the “Corporation”.

(b)  The Articles of Incorporation of the Corporation are amended by adding new paragraph E to Article II of the Articles of Incorporation in the same form as attached hereto as Exhibit A.

(c)  The foregoing amendment was adopted without shareholder action by the Corporation’s Board of Directors, acting by a unanimous written consent, which specified an effective date of July 20, 1995. Such consent stated the date of execution by each Director. The Board of Directors adopted the foregoing amendment on behalf of the Corporation pursuant to the authority expressly vested in the Board of Directors by Article II, paragraph D of the Articles of Incorporation of the Corporation, and no shareholder action was necessary.

These Articles of Amendment are executed this 20th day of July, 1995, in the name of the Corporation by the undersigned officer, who declares under the penalties of perjury that the facts stated herein are true.

/s/ Georgia S. Derrico

GEORGIA S. DERRICO, President

Exhibit A

Paragraph E.    Series A Preferred Stock:

1.  Designation.    Sixteen Thousand Six Hundred Thirty-Four (16,634) shares of Preferred Stock are designated as the $14.50 Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 16,634. Shares of the Series A Preferred Stock shall have a liquidation preference of $14.50 per share and a par value of $.01 per share shall rank prior to the Corporation’s Common Stock with respect to the payment of dividends and upon liquidation, and shall be initially issued at a price of $14.50 per share.

2.  Dividends: Priority.

(a)  Payment of Dividends.    The holders of record of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available therefore, cash dividends at the rate per annum per share of 6%, which shall be payable quarterly for the prior quarter on the twentieth day of April, July, October and January in each year (unless such day is a non-business day, in which event on the next business day). Dividends on the Series A Preferred Stock shall accrue day by day beginning on the day after the date on which the last dividend is paid on the Series A Preferred Stock of Southern Financial Federal Savings Bank., in that the shares of Series A Preferred Stock are to be issued in exchange for such shares, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 20, 1995 by and among the Corporation, Southern Financial Bank, a Virginia corporation, and Southern Financial Federal Savings Bank and shall be cumulative from such date. The amount of dividends payable per share for each full dividend period shall be computed by dividing by four the 6% annual rate. Accumulations of dividends on the Series A Preferred Stock shall not bear interest. The amount of any dividends “accrued” on any share of the Series A Preferred Stock at any dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount determined by multiplying the annual dividend rate by a fraction the numerator of which shall be the number of days from the last preceding dividend payment date to and including the date on which such calculation is made and the denominator of which shall be 365.

(b)  Priority as to Dividends.    No dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends on such junior stock. When dividends are not paid in full upon the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to dividends and shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividends other than in Common Stock or in another stock ranking junior to the Series A Preferred Stock as to dividends and liquidation rights, shall be declared or paid or set aside for payment or other distribution made upon the Common Stock of the Corporation or upon any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or liquidation rights unless full cumulative dividends on the Series A Preferred Stock have been paid. Unless specifically designated as junior or senior to the Series A Preferred Stock as to dividends, all other series of Preferred Stock and other classes of preferred stock of the Corporation shall rank on a parity with the Series A Preferred Stock as to dividends.

(c)  Restriction on Redemption of Capital Stock.    If a dividend upon any shares of Series A Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends, is in arrears: (i) no stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends may be (A) redeemed pursuant to a sinking fund or otherwise, except (1) by means of a redemption pursuant to which all outstanding shares of Series A Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends are redeemed or pursuant to which a pro rata redemption is made from all holders of the Series A Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends, the amount allocable to each series of such stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series being reduced only on pro rata basis, or (2) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up, or (B) purchased or otherwise acquired for any consideration by the Corporation except (1) pursuant to an acquisition made pursuant to the terms of one or more offers to purchase all of the outstanding shares of the Series A Preferred Stock and all stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends (which offers shall describe such proposed acquisition of all such parity stock), which offers shall each have been accepted by the holders of at least 50% of the shares of each series or class of stock receiving such offers outstanding at the commencement of the first of such purchase offers, or (2) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, or winding up; and (ii) no stock ranking junior to the Series A Preferred Stock as to dividends may be redeemed, purchased, or otherwise acquired for consideration (including pursuant to sinking fund requirements) except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

(d)  Restriction on Redemption by Subsidiary.  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation if, under paragraph @ of this Section 2, the Corporation would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

(e)  Status of Shares Redeemed or Converted.    Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation, including by conversion in accordance with Section 5 hereof, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as shares of Series A Preferred Stock.

4.  Voting Rights.

(a)  General Voting Rights.    Except as expressly provided hereinafter in this Section 4, or as otherwise from time to time required by applicable law, the Series A Preferred Stock shall have no voting rights.

(b)  Voting Rights Upon Dividend Arrears.

(i)  Right to Elect Directors.    In the event that an amount equal to six quarterly dividend payments on the Series A Preferred Stock shall have accrued and be unpaid, the holders of the Series A Preferred Stock shall have the right, voting separately as a class together with holders of shares of anyone or more series of Preferred Stock ranking on a parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable (for purposes of this subparagraph (b), “Voting Parity Stock”), to elect two directors to the Board of Directors. This right shall remain vested until the dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment, at which time (i) the right shall terminate (subject to revesting) and (ii) the term of the two directors then in office elected in accordance with this subparagraph shall terminate.

(ii)  Special Meeting.    Whenever such right shall vest, it may be exercised initially by the vote of the holders of a plurality of the shares of Series A Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a special meeting of holders of the Series A Preferred Stock and Voting Parity Stock or at the next annual meeting of stockholders, or by written consent of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and Voting Parity Stock without a meeting. Unless such action shall have been taken by written consent as aforesaid, a special meeting for the exercise of such right shall be called by the Secretary of the Corporation as promptly as possible, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of the Series A Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Notwithstanding the provisions of this paragraph, no such special meeting shall be required to be held during the 90-day period preceding the date, fixed for the annual meeting of stockholders.

(iii)  Term of Office of Directors.    Any director who shall have been elected by holders of the series A Preferred Stock and Voting Parity Stock entitled to vote in accordance with this subparagraph (b) shall hold office for a term expiring (subject to the earlier payment, or declaration and setting aside for payment, of all dividends in arrears on the Series A Preferred Stock) at the next annual meeting of stockholders and during such term may be removed at any time, either for or without cause, by, and only by, the affirmative vote of the holders of record of a majority of the shares of the Series A Preferred Stock and voting Parity Stock present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, and any vacancy created by such removal may also be filled at such meeting or by such written consent. A meeting for the removal of a director elected by the holders of the Series A Preferred Stock and Voting Parity Stock and the filling of the vacancy created thereby shall be called by the Secretary of the Corporation as promptly as possible and in any event within 10 days after receipt of a request therefore signed by the holders of not less than 25% of the outstanding shares of the Series A Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Such meeting shall be held at the earliest practicable date thereafter, provided that no such meeting shall be required to be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

(iv)  Vacancies.    Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this subparagraph (b) may be filled by the remaining director so elected or, if not so filled, by a vote of holders of a plurality of the shares of the Series A Preferred Stock and Voting Parity Stock present and voting, in person or by proxy, at a meeting called for such purpose, or by written consent without a meeting of the holders or record of a majority of the outstanding shares of Series A Preferred Stock and Voting Parity Stock. Unless such vacancy shall have been filled by the remaining director or by written consent as aforesaid, such meeting shall be called by the Secretary of the Corporation at the earliest practicable date after such death or resignation, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of the Series A Preferred Stock, subject to any applicable notice requirements imposed by law or regulation. Notwithstanding the provisions of this paragraph, no such special meeting shall be required to be held during the 90-day period preceding the dated fixed for the annual meeting of stockholders.

(v)  Stockholders’ Right to Call Meeting.    If any meeting of the holders of the Series A Preferred Stock and Voting Parity Stock required by this subparagraph (b) to be called shall not have been called within 30 days after personal service of a written request therefore upon the Secretary of the Corporation or within 30 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal executive offices, subject to any applicable notice requirements imposed by law or regulation, then the holders of record of at least 25% of the outstanding shares of the Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law or regulation) as may be acceptable to the holders of a majority of the total number of shares of the Series A Preferred Stock. Any holder of Series A Preferred Stock so designated shall have access to the series A Preferred Stock books of the Corporation for the purpose of causing such meeting to be called pursuant to these provisions.

(vi)  Quorum.    At any meeting of the holders of the Series A Preferred Stock called in accordance with the provisions of this subparagraph (b) for the election or removal of directors, the presence in person or by proxy of the holders of one-third of the total number of shares of the Series A Preferred Stock and Voting Parity Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.

(c)  Voting Rights on Extraordinary Matters.    So long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the approval of the holders of at least two-thirds of the number of shares of the Series A Preferred Stock at the time outstanding (voting separately as a class together with the holders of shares (on a one vote per share basis) of anyone or more series of Preferred Stock ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable, for purposes of this subparagraph (c), “Voting Parity Stock”), given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not either directly or indirectly or through merger or consolidation with any other corporation, (i) approve any amendment to (or otherwise alter or repeal) its Charter (or this resolution) which would materially and adversely change the specific terms of the Series A Preferred Stock or (ii) authorize, create or issue, or increase the authorized or issued amount, of any class or series ranking prior to the shares of the Series A Preferred Stock in rights and preferences. An amendment which increases the number of authorized shares of any class or series of Preferred Stock or the creation or issuance of other classes or series of Preferred Stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

5.  Conversion.    Shares of the Series A Preferred Stock shall be convertible into” Common Stock on the following terms and conditions:

(a)  Conversion Right.    Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred Stock may at such holder’s option, at any time or from time to time, convert any such shares into the number of fully paid and non-assessable shares of Common Stock determined by multiplying (i) the number of shares of Series A Preferred Stock to be converted by (ii) the conversion rate (the “Conversion Rate”) in effect on the conversion date. The Conversion Rate shall be 1.33 shares of Common Stock per share of Preferred Stock, subject to adjustment as set forth in paragraph (d) of this Section 5.

(b)  Dividend Upon Conversion.    No payment or adjustment shall be made by the Corporation to any holder of shares of Series A Preferred Stock surrendered for conversion in respect of dividends accrued since the last preceding dividend payment date on the shares of Series A Preferred Stock surrendered for conversion; provided, however, that if shares of Series A Preferred Stock shall be converted subsequent to any record date with respect to any dividend payment date and prior to the next such succeeding dividend payment date, the dividend falling due on such dividend payment date shall be payable on such dividend payment date notwithstanding such conversion, and such dividend (whether or not punctually paid or duly provided for) shall be paid to the person in whose name such shares are registered at the close of business on such record date (unless such shares shall have been called for redemption and the redemption date is prior to such dividend payment date). In such event (unless the immediately preceding parenthetical phrase is applicable), the shares of Series A Preferred Stock surrendered for conversion during such period must be accompanied by payment of an amount equal to the dividend thereon which the holder of record is to receive on such dividend payment date.

(c)  Method of Conversion.

(i)  The surrender of any shares of Series A Preferred Stock for conversion shall be made by the holder thereof by delivering the certificate or certificates evidencing ownership of such shares with proper endorsement or instruments of transfer to the Corporation at the office or agency in Herndon, Virginia or the Commonwealth of Virginia to be maintained by the Corporation for that purpose, and such holder shall give written notice to the Corporation at said office or agency that he elects to convert such shares of Series A Preferred Stock in accordance with the provisions thereof and of this Section 5. Such notice shall also state the number of whole shares of Series A Preferred Stock and the name or names (with addresses) in which the certificate or certificates evidencing ownership of Common Stock which shall be issuable on such conversion shall be issued. In the case of lost or destroyed certificates evidencing ownership of shares of Series A Preferred Stock to be surrendered for conversion, the holder shall submit proof of loss or destruction and such indemnity as shall be required by the Corporation.

(ii)  Subject to the provisions of Section 5(f) hereof, every such notice of election to convert shall constitute a contract between the holder of such shares of Series A Preferred Stock and the Corporation, whereby such holder shall be deemed to subscribe for the amount of the Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such shares of Series A Preferred Stock and to release the Corporation from all obligations thereon (subject to the payment of accrued dividends in accordance with Section 5(b) hereof), and whereby the Corporation shall be deemed to agree that the surrender of such shares of Series A Preferred Stock and the extinguishment of its obligation thereon (except as aforesaid), shall constitute full payment for the Common Stock so subscribed for and to be issued upon such conversion.

(iii)  As soon as practicable after its receipt of such notice and the certificate or certificates evidencing ownership of such shares of Series A

Preferred Stock, the Corporation shall issue and shall deliver at said office or agency to the person for whose account such shares of Series A Preferred Stock were so surrendered, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock and a check or cash payment (if any) to which such holder is entitled with respect to fractional shares as determined by the Corporation, in accordance with Section 5(e) hereof, at the close of business on the date of conversion.

(iv)  Such conversion shall be deemed to have been effected on the date on which the Corporation shall have received such notice and the certificate or certificates for such shares of Series A Preferred Stock; and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall become effective for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such surrender occurs.

(d)  Adjustments to Conversion Rate.    The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)  In case the Corporation shall at any time (A) declare a dividend on the Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the surviving corporation), the Conversion Rate in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series A Preferred stock converted after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series A Preferred Stock had been converted immediately prior to such time, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)  In case the Corporation shall issue rights or warrants to all holders of its Common Stock (which rights or warrants are not available on an equivalent basis to holders of the Series A Preferred Stock on conversion) entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as defined in subparagraph (iii) of this paragraph (d)), at the record date of the determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be proportionately adjusted (subject to the limitations contained in subparagraph (vi) of this paragraph (d)) so that the holder of any Series A Preferred Stock converted after such time shall be entitled to maintain the proportional interest in Common Stock and receive the aggregate number of shares of Common Stock which, if such Series A Preferred Stock had been converted immediately prior to such time, the holder would have owned upon such conversion and been entitled to receive. Such adjustment shall become effective at the close of business on such record date; however, to the extent that Common Stock is not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted (but only with respect to Series A Preferred Stock converted after such expiration) to the Conversion Rate which would then be in effect had the adjustments been made upon the basis of delivery of only the number of shares of Common Stock actually issued.

(iii)  For the purpose of any computation under subparagraphs (ii) of this paragraph (d), the current market price per share of Common Stock on any record date shall be deemed to be the average of the daily closing prices for the five consecutive business days selected by the Board of Directors commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. For this purpose, the term “‘ex’ date,” when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on the applicable exchange or in the applicable market without the right to receive such issuance or distribution. The closing price for each date shall be the reported last sale price regular way or, in case no such reported last sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or if the Common Stock is not traded in the over-the-counter market, the closing price shall be the average of all sales prices known to management commencing not more than 40 trading days before, and ending not later than the earlier of the date in question and the date before the “ex” date with respect to the issuance or distribution requiring such computation.

(iv)  In the case of any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of a share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for the Corporation into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Corporation is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (“constituent entity”), or an affiliate of a constitute entity, and failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this subsection (v) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers. The Corporation shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the holder of each share of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section 5(d).

(v)  The Corporation may make such reductions in the Conversion Rate, in addition to those required by subparagraphs (i) through (v) of this Section 5(d), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(vi)  No adjustment in the Conversion Rate will be made for the issuance of shares of capital stock to employees pursuant to the Corporation’s or any of its subsidiaries’ stock option, stock ownership or other benefit plans. No adjustment will be required to be made in the Conversion Rate until cumulative adjustments require an adjustment of at least 1% of such Conversion Rate.

(e)  Fractional Shares.    No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered.

(f)  Payment of Taxes.    The Corporation shall pay any tax in respect of the issue of stock certificates on conversion of shares of Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance hereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(g)  Common Stock Reserved for Conversion.    The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series A Preferred Stock.

(h)  Notice.  In the event:

(i)  the Corporation shall declare a dividend (or any such other distribution) on its Common Stock (other than a cash dividend payable out of retained earnings); or

(ii)  the Corporation shall authorize the issuance to holders of its Common Stock of rights or warrants to subscribe for or purchase Common Stock; or

(iii)  of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or of any consolidation or merger to which the Corporation is a party or of the sale or transfer of all or substantially all of the assets of the Corporation and for which approval of any stockholders of the Corporation is required; or

(iv)  of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each event, the Corporation shall cause to be mailed to each holder of Series A Preferred Stock, at his address as the same shall appear on the books or the Corporation, as promptly as possible but in any event at least fifteen days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, and the nature and amount of such dividend, distribution, rights or warrants or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, (i) “Common Stock,” For the purposes of this Section 5, “Common Stock” shall mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage, including, without limitation, the Common Stock. In case by reason of the operation of paragraph (d) of this Section 5 the shares of Series A Preferred Stock shall be convertible into nay other shares of stock or other securities or property of the Corporation or of any other corporation, any reference herein to the conversion of shares of Series A Preferred Stock pursuant to this Section 5 shall be deemed to refer to and include the conversion of shares of Series A Preferred Stock into such other shares of stock or other securities or property.

6.  No Sinking Fund.    No sinking fund will be established for the retirement or redemption of shares of Series A Preferred Stock.

7.  Liquidation Rights: Priority,

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $14.50 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series A Preferred Stock with respect to the distribution of assets. Unless specifically designated as junior or senior to the Series A Preferred Stock with respect to the distribution of assets, all other series or classes of Preferred Stock of the Corporation shall rank on a parity with the Series A Preferred Stock with respect to the distribution of assets.

(b)  Nothing contained in this Section 7 shall be deemed to prevent redemption of shares of the Series A Preferred Stock by the Corporation in the manner provided in Section 3. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

(c)  Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in Section 5 hereof, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d)  No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series A Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

ARTICLES OF AMENDMENT OF SOUTHERN FINANCIAL BANCORP, INC.

The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

ONE

The name of the corporation is Southern Financial Bancorp, Inc., hereinafter referred to as the “Corporation”.

TWO

The Articles of Incorporation of the Corporation are amended to increase the authorized number of shares of Common Stock from 5,000,000 to 20,000,000 by changing paragraph A to Article II to read as follows:

Paragraph A.    The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Class	Number of Shares	Par Value
Common Stock	20,000,000	$.01
Preferred Stock	1,000,000	$.01

THREE

The foregoing amendment was adopted on April 25, 2002.

FOUR

The amendment was submitted to the shareholders by the board of directors in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment was:

Designation	No. of Outstanding Shares	No. of Votes
Common Stock	4,284,594	4,284,594

(b)	The total number of:

(i)	Votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Voting Group	Total No. of Votes Cast FOR the Amendment	Total No. of Votes Cast AGAINST the Amendment
Common Stock	3,316,728	180,002

(c)	And the number cast for the amendment by each voting group was sufficient for approval by that voting group.

The undersigned Senior Vice President and Chief Financial Officer declares that the facts herein stated are true as of May 16, 2002.

SOUTHERN FINANCIAL BANCORP, INC.

By:	/s/ Patricia A. Ferrick
Patricia A. Ferrick Senior Vice President and Chief Financial Officer